Exhibit 10.26

Repay Holdings Corporation (the “Company”)

Summary of Non-Employee Director Compensation (as of April 1, 2022)

Annual Cash Retainer	$40,000
[Paid quarterly in arrears on October 1, January 1, April 1 and July 1 of each year]
Annual Equity Award

Non-Executive Chairman

Other Non-Employee Directors

Awarded to new directors upon appointment and to incumbent directors at each shareholders’ meeting, in the form of restricted stock units, calculated based on the closing price on the date of grant (or the most recent trading day if such date is not a trading day) and rounded down to the nearest whole unit. Restricted stock units vest on the earlier of (x) the first anniversary of the date of grant and (y) the next regularly scheduled annual shareholder meeting occurring in the year following the year of the date of grant. Vesting also accelerates upon a change of control or termination from service as a result of the director’s death or disability. Vested restricted stock units are settled on the earlier of (x) the date the director undergoes a “separation from service” as defined in Section 409A of the Internal Revenue Code and (y) a change of control.

$250,000 $170,000
Non-Executive Chairman Fee [Paid quarterly in arrears on October 1, January 1, April 1 and July 1 of each year] Committee Chair Fees	$20,000

[Paid quarterly in arrears on October 1, January 1, April 1 and July 1 of each year]
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Committee Chairperson (other than Audit and Compensation)	$10,000
Committee Fees
[Paid quarterly in arrears on October 1, January 1, April 1 and July 1 of each year]
Audit Committee Member	$7,500
Committee Member (other than Audit)	$5,000

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In addition, the Company will reimburse directors for their reasonable out-of- pocket expenses incurred in connection with attending board and committee meetings.